SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                   Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


                        American Champion Entertainment
             -----------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.0001 par value
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    1983330
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [X].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 1983330                     13G                    Page 2 of 5 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       Anthony K. Chan

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY



--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            505,938
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             505,938
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       505,938

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       Approximately 13.2%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G                   Page 3 of 5 Pages


Item 1.     (a)   Name of Issuer:

                  American Champion Entertainment, Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  American Champion Entertainment, Inc.,
                  26203 Production Avenue, Suite 5, Hayward, California 94545
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

                  Anthony K. Chan
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

                  American Champion Entertainment, Inc.,
                  26203 Production Avenue, Suite 5, Hayward, California 94545
                  --------------------------------------------------------------
            (c)   Citizenship:

                  United States
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                  Common Stock, par value $.0001 per share
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                  1983330
                  --------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            Not Applicable

                                      13-G                   Page 4 of 5 Pages

Item 4.     Ownership.

            If more than five percent of the class is owned, indicate:

            (a) Amount beneficially owned:  505,938
                                          -------------------------------------,

            (b) Percent of class:  13.2%
                                 ----------------------------------------------,

            (c) Mr. Chan has the sole power to vote or to direct the vote, and the sole power to dispose or to direct the disposition of, all of the shares identified herein.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             February 10, 1998
                                             ----------------------------------
                                                           Date

                                             /s/ Anthony K. Chan
                                             ----------------------------------
                                                         Signature

                                             Anthony K. Chan/President & CEO
                                             ----------------------------------
                                                        (Name/Title)


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).